               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                 _______________________________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934

                  _____________________________


Date of report (Date of earliest event reported) November 11, 1999
                                                 -----------------
                           ALTEON INC.
------------------------------------------------------------------
       (Exact Name of Registrant as Specified in Charter)


       Delaware              0-19529             13-3304550
------------------------------------------------------------------
(State or Other Juris-     (Commission         (I.R.S. Employer
diction of Incorporation)  File Number)       Identification No.)



170 Williams Drive, Ramsey, New Jersey                      07446
------------------------------------------------------------------
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code (201) 934-5000
                                                    --------------

------------------------------------------------------------------
  (Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

On November 11, 1999 the Registrant issued the following press release:

 "ALTEON ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED
                       SEPTEMBER 30, 1999

"RAMSEY, N.J., Nov. 11 -- Alteon Inc. (Nasdaq: ALTN) announced today contract revenue and investment income of $876,000 and a net loss applicable to common stockholders of $13,480,000 or $0.71 diluted loss per share for the nine months ended September 30, 1999. This compares to investment income of $943,000 and a net loss applicable to common stockholders of $20,379,000 or $1.13 diluted loss per share for the same period in 1998. For the three months ended September 30, 1999, Alteon had contract revenue and investment income of $370,000 and a net loss applicable to common stockholders of $2,808,000 or $0.15 diluted loss per share which compares to investment income of $270,000 and a net loss applicable to common stockholders of $8,995,000 or $0.50 diluted loss per share for the same period in 1998.

"The net loss decreased in these periods primarily as a result of contract revenue and decreased research and development expenditures related to the clinical trials offset by the elimination of a previously accrued loss contingency recorded in the second quarter of 1998 and decreased investment income. Cash, cash equivalents and short-term investments at September 30, 1999, totaled $11.5 million.

"'We have taken measures to tightly manage our burn rate as we continue our efforts to increase stockholder value through strategic partnerships,' said Kenneth I. Moch, President and Chief Executive Officer. 'In addition, Alteon expects to receive additional funding from New Jersey State's Technology Business Tax Certificate Transfer Program, under which Alteon will sell its net operating loss carryovers.'

"Alteon is a leader in the discovery and development of pharmaceutical products for the treatment of the complications of diabetes, cardiovascular and other age-related diseases. Alteon's proprietary technology focuses on Advanced Glycosylation End-products, or A.G.E.s, formed as a result of circulating blood glucose reacting with proteins. A.G.E.s have been shown to be a causative factor in many of the complications of diabetes and age-related diseases, including kidney disease, nerve damage, atherosclerosis and retinopathy. Alteon's approach is to inhibit or break A.G.E.s or their chemical crosslinks, thereby potentially impacting such disease states. The Company is seeking a corporate partner to help fund the continued development of its A.G.E.-formation inhibitor, pimagedine, based on the results of the Phase
III trial of pimagedine in Type 1 diabetic patients with progressive kidney disease. Alteon's lead A.G.E. crosslink breaker, ALT-711, has completed a series of Phase I human clinical trials and is currently in dose-escalating studies in preparation for a Phase II program. Alteon is also pursuing the development of a novel series of glucose lowering agent (GLA) compounds.

"Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development, regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Actual results, events or performances may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

            "This press release is also available at
                  http://www.alteonpharma.com

                                 "Alteon Inc.
                      Condensed Statements of Operations
               (Dollars in Thousands Except per Share Amounts)
                                 (Unaudited)

                        Nine Months Ended      Three Months Ended
                          September 30,           September 30,
                       1999          1998      1999          1998

Contract Revenue       $169           $--      $169           $--

Investment Income       707           943       201           270


Expenses:
 Research and
  Development         9,077        18,905     1,379         7,623
 Elimination of Previously
  Accrued Loss Contingency--       (1,771)        --            --
  General and
   Administrative     3,275         3,060      1,110           919
   Interest Expense     -             4            -             -
  Total Expenses    $12,352       $20,198    $ 2,489       $ 8,542

  Net Loss          $(11,476)     $(19,255)  $(2,119)     $(8,272)

  Preferred Stock
   Dividends          2,004         1,124        689           723

  Net Loss Applicable
   to Common
   Stockholders     $(13,480)     $(20,379)  $(2,808)     $(8,995)

  Basic Loss Per Share
   to Common
   Stockholders     $(0.71)       $(1.13)    $ (0.15)     $ (0.50)

  Diluted Loss Per Share
   to Common
   Stockholders     $(0.71)       $(1.13)    $ (0.15)     $ (0.50)

  Weighted Average Common
   Shares Used in Computing
   Basic and Diluted
   Loss Per Share  19,009,271    18,007,848  19,184,167  18,091,93

                         "Selected Balance Sheet Data
                            (Dollars in Thousands)
                                 (Unaudited)

                                 June 30,            December 31,
                                     1999                    1998

    Cash and Investments          $11,512                 $24,132

    Total Assets                   15,069                  27,652

    Accumulated Deficit         (121,337)               (107,857)

    Stockholders' Equity           12,221                  23,338"

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Alteon Inc.


                              By: /s/ Kenneth I. Moch
                                  -------------------------------
                                  Kenneth I. Moch
                                  President and
                                  Chief Executive Officer


Date: November 12, 1999